Exhibit 99.1

For Immediate Release
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2014 Second Quarter Results and Increases Quarterly Dividend 100%
BROOMFIELD, Colo. - March 12, 2014 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2014 ended January 31, 2014 and the Company's ski season-to-date metrics through March 9, 2014. In addition, the Company announced a 100% increase to its quarterly dividend.

Highlights

•	Resort Reported EBITDA increased 6.0% for the second quarter of fiscal 2014 compared to the same period in the prior year.

•	Net income attributable to Vail Resorts, Inc. was $59.3 million for the second quarter of fiscal 2014, representing a 2.1% decrease compared to the same period in the prior year.

•
Skier visits at the Colorado resorts grew 11.9% for the second quarter of fiscal 2014 compared to the same period in the prior year, with commensurate growth in Mountain revenue. The Tahoe resorts had a 27.7% decline in skier visitation for the second quarter of fiscal 2014 compared to the same period in the prior year, due to adverse weather conditions.

•	The Company revised its fiscal 2014 guidance range downward to reflect the challenging Tahoe results. Resort Reported EBITDA is now expected to be between $255 million and $265 million.

•
During the second quarter of fiscal 2014, the Company closed on three units at One Ski Hill Place. Net Real Estate Cash Flow for the second quarter was $2.1 million and was $9.6 million year-to-date. Subsequent to quarter end, three Ritz-Carlton Residences, Vail and five One Ski Hill Place units have closed.

•
The Company announced its calendar year 2014 capital plan of approximately $85 million, excluding capital expenditures for summer related activities, with notable projects including upgraded lifts at Beaver Creek and Breckenridge, as well as renovations at The Lodge at Vail, a RockResort property. Capital expenditures for summer related activities are expected to be approximately $5 million. In addition, the Company is providing longer term guidance on its expected capital expenditures.

•
The Company’s Board of Directors approved a 100% increase in the quarterly cash dividend to $0.4150 per share from $0.2075 per share beginning with the dividend payable on April 16, 2014 to stockholders of record as of April 1, 2014.

Commenting on the Company’s fiscal 2014 second quarter results, Rob Katz, Chief Executive Officer said, “Overall, we are very pleased with our performance in the second quarter of fiscal 2014. Despite the very challenging conditions in Tahoe, where total snowfall was down 73% as of January 31, 2014 compared to the prior year, we have seen overall growth in visitation of 9.1% and increased guest spending, highlighting the strength of our geographically diverse business model. Results in Colorado were particularly encouraging, with total visitation up 11.9%, ski school revenue up 9.7% and dining revenue up 16.0% compared to the prior year. Unfortunately, our results were tempered by the very poor snowfall and warm temperatures in Tahoe where total visitation was down 27.7% compared to the prior year. Our Tahoe resorts only had 33% of trails open as of January 31, 2014, compared to 95% of trails open at the same point last season and compared to 65% of trails open even during the very challenging 2011/2012 ski season. Despite the conditions, our Tahoe resorts have done an admirable job in maximizing open terrain and maintaining high levels of guest service to differentiate our resorts in that marketplace. Overall, total lift revenue increased by 11.2%, ski school revenue increased by 12.5% and total Mountain revenue increased by 8.3% compared to the prior year. Our mountain performance includes the results of Canyons, which were in line with our previous public estimates, and the results of our Urban ski areas, whose performance was quite strong and also in line with our expectations.”
Regarding Lodging, Katz said, “Our lodging results were very strong for the quarter. Revenue, excluding payroll cost reimbursements, increased 21.3% compared to the prior year and revenue per available room, or RevPAR, increased 12.4% compared to the prior year. Our results were driven by the strong performance of our core Colorado markets with increased occupancy and favorable rate increases, along with the addition of the Canyons lodging properties to our portfolio. The Tahoe region does not represent a material component of our lodging business and therefore did not have a significant negative impact on lodging results.”
Katz continued, “Resort Reported EBITDA was $151.1 million for the quarter, an increase of 6.0% over the prior year. Excluding the Canyons integration and litigation expenses of $3.0 million in the quarter, Resort Reported EBITDA increased 8.1% over the prior year. While Tahoe did finally receive substantial snowfall ahead of the Presidents’ Day holiday, conditions did not meaningfully recover until the end of February. This impacted not only February results but March as well, as we believe guests deferred their booking decisions waiting for snowfall. Our revised guidance for Resort Reported EBITDA for fiscal 2014 of $255 million to $265 million reflects an approximate 10% reduction in Resort Reported EBITDA from our original guidance, reflecting the lower than anticipated contribution from our Tahoe resorts and San Francisco Bay Area retail operations.”
Regarding Real Estate, Katz said, “Net Real Estate Cash Flow for the second quarter of fiscal 2014 was $2.1 million and was $9.6 million year-to-date. During the quarter, we closed on three One Ski Hill Place units. We are continuing to see strong buyer interest at both our One Ski Hill Place and Ritz-Carlton Residences, Vail properties and closed on three Ritz-Carlton Residences, Vail units and five One Ski Hill Place units subsequent to January 31, 2014.”
Katz continued, “Further demonstrating our continued commitment to return capital to our stockholders, I am pleased to announce that the Board of Directors has decided to increase our quarterly dividend by 100% and declared a quarterly cash dividend on Vail Resorts’ common stock of $0.4150 per share, payable on April 16, 2014 to stockholders of record on April 1, 2014. The increase in our dividend demonstrates our confidence in our consistent and strong free cash flow generation and the stability of our business model, despite dramatic weather.” Katz added, “Our balance sheet remains very strong. We ended the quarter with $205.3 million of cash on hand and no borrowings under the revolver component of our senior credit facility and our Net Debt was 2.6 times trailing twelve months Total Reported EBITDA.”
The Company also announced its calendar year 2014 capital plan of approximately $85 million, excluding capital expenditures for summer related activities. The Company expects approximately $5 million of additional capital will be invested in summer related activities. Commenting on this announcement, Katz said “The 2014 capital plan reflects our goal to generate strong free cash flow while targeting high return investments in projects that have a meaningful impact on the perceived value of our guests’ experience at our resorts with the highest profitability. The plan includes approximately $50 million of maintenance capital expenditures and two high-impact lift upgrades, among other projects. First, at Beaver Creek, we will replace the Centennial Lift with a high speed, state-of-the-art combination lift that will include both six-person chairs and gondola cabins. This combination lift will increase uphill capacity at our key base area portal by over 30% and provide our Beaver Creek guests with an enhanced experience, particularly for children and first time skiers, who will now be able to use a gondola to access terrific beginner terrain at the top of the mountain. In Breckenridge, we will upgrade the Colorado Chair to a six-person chair that will increase capacity by nearly 30%, improving the guest experience and dramatically reducing wait times at one of the highest volume lifts at any of our resorts. Other notable projects include room renovations at our iconic The Lodge at Vail, a RockResort property, continued

investments in our customer data analytics capabilities and expansion of the Cloud Dine restaurant at Canyons.”
Katz continued, “We also want to provide investors with longer term guidance regarding our capital spending. We intend to maintain our future annual capital expenditures at approximately $85 million, adjusted for inflation and the growth in our resorts. This target would include approximately $50 million of annual maintenance spending. These levels would exclude the investment we plan to make in our Epic Discovery and summer related projects, which we expect will total approximately $85 million in the upcoming years, subject to regulatory approvals, and significant one-time capital improvements associated with acquisitions, including Canyons.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the second fiscal quarter of 2014 ended January 31, 2014 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Total lift revenue increased $19.7 million, or 11.2%, compared to the same period in the prior year, to $195.4 million for the three months ended January 31, 2014, driven largely by a $13.7 million, or 18.0%, increase in season pass revenue. Lift revenue excluding season pass revenue increased 6.0%, driven by increases at our Colorado resorts and incremental revenue from Canyons, partially offset by lower lift revenue excluding season pass revenue in Tahoe where visitation excluding season pass holders declined by 27.9% compared to the same period in the prior year.

•	Ski school revenue increased by $5.2 million, or 12.5%, and dining revenue increased $2.8 million, or 9.3%, for the three months ended January 31, 2014 compared to the same period in the prior year.

•
Retail/rental revenue increased $2.0 million, or 2.4%, for the three months ended January 31, 2014 compared to the same period in the prior year, due primarily to increases in rental and retail sales in our Colorado and Utah regions, incremental revenue generated by Hoigaard's (our mid-west retailer acquired in April 2013); partially offset by revenue declines at stores proximate to our Tahoe resorts as a result of the challenging weather conditions in the Tahoe region and a decrease in on-line sales due to the shutdown of our on-line retail platform as we are transitioning to a different approach to on-line sales, which will also eliminate operating losses in the on-line retail business.

•
Operating expense increased $22.5 million, or 10.2%, for the three months ended January 31, 2014 compared to the three months ended January 31, 2013, primarily due to incremental expenses from Canyons of $15.9 million (including integration and PCMR litigation related expense of $3.0 million).

•	Mountain Reported EBITDA increased $7.3 million, or 5.2%, for the quarter compared to the same period in the prior year.

Lodging Segment

•
Lodging segment net revenue increased $9.6 million, or 20.7%, for the three months ended January 31, 2014 as compared to the same period in the prior year. The revenue increase includes $5.3 million from the addition of Canyons.

•
For the three months ended January 31, 2014, average daily rate (“ADR”) increased 4.0% and RevPAR increased 12.4% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA increased 68.3% as compared to the same period in the prior year, to $2.9 million for the second quarter of fiscal 2014.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $447.8 million for the second quarter of fiscal 2014, up 9.7% from the second quarter of the prior year.

•	Resort Reported EBITDA was $151.1 million for the second quarter of fiscal 2014, up 6.0% from the second quarter of the prior year.

Real Estate Segment

•	Real Estate segment net revenue declined $9.3 million, or 65.6%, as compared to the same period in the prior year, to $4.9 million for the three months ended January 31, 2014.

•	Net Real Estate Cash Flow was $2.1 million for the three months ended January 31, 2014, down $6.8 million from the same period in the prior year.

•	Real Estate Reported EBITDA declined by $0.6 million, or 21.7%, as compared to the same period in the prior year, to a loss of $3.1 million for the three months ended January 31, 2014.

Total Performance

•	Total net revenue increased $30.3 million, or 7.2%, as compared to the same period in the prior year, to $452.7 million for the three months ended January 31, 2014.

•
Net income attributable to Vail Resorts, Inc. was $59.3 million, or $1.60 per diluted share, for the second quarter of fiscal 2014 compared to net income attributable to Vail Resorts, Inc. of $60.6 million, or $1.65 per diluted share, in the second quarter of the prior year.

Season-to-Date Metrics through March 9, 2014
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 9, 2014, and for the similar prior year period through Sunday, March 10, 2013, adjusted as if Canyons, which transaction was entered into in May 2013, was owned in both periods. The reported ski season metrics do not include the results of Afton Alps and Mt.

Brighton in either period. The following data is interim period data and subject to fiscal quarter end review and adjustments.

Highlights

•
Season-to-date total lift revenue at the Company's eight mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up approximately 4.9% compared to the prior year season-to-date period. Season-to-date- lift revenue at the Company's five mountain resorts in Colorado and Utah (calculated on the same basis) was up 11.5%.

•
Season-to-date ancillary spending outpaced skier visitation, with ski school revenue up 6.8% and dining revenue up 1.7% at the Company's eight mountain resorts. Additionally, retail/rental revenue for resort store locations was up 4.8%. For the Company's Colorado and Utah resorts, season-to-date ski school revenue was up 10.6%, dining revenue was up 11.4% and retail/rental revenue for resort store locations was up 9.8%.

•
Season-to-date total skier visits for the Company's eight mountain resorts were up 0.2% compared to the prior year season-to-date period. Total skier visits at our Colorado and Utah resorts grew at 7.1% compared to the prior year season-to-date period, while total skier visits at our Tahoe resorts declined approximately 20.4%, compared to the prior year season-to-date period.

Outlook

•	We now estimate Resort Reported EBITDA for fiscal 2014 will be $255 million to $265 million, representing an approximate 6% to 10% increase over fiscal 2013.

•
Included in our estimates for fiscal 2014 Resort Reported EBITDA is approximately $9.5 million of integration and litigation related expenses, including approximately $7.5 million in fees associated with the Park City Mountain Resort litigation.

•	We expect Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) to be approximately 21.8% in fiscal 2014 at the midpoint of the revised guidance range.

•	We have narrowed our estimate of fiscal 2014 Real Estate Reported EBITDA to negative $7 million to negative $11 million.

•
We are reaffirming our Net Real Estate Cash Flow guidance of $15 million to $25 million (defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits and recovery of previously incurred project costs less investment in real estate).

•	Net income attributable to Vail Resorts, Inc. is now expected to be in a range of $23 million to $36 million in fiscal 2014.

The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2014, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2014.

	Fiscal 2014 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2014
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$239,000	$249,000
Lodging Reported EBITDA (2)	14,000	19,000
Resort Reported EBITDA (3)	255,000	265,000
Real Estate Reported EBITDA (4)	(11,000)	(7,000)
Total Reported EBITDA	244,000	258,000
Depreciation and amortization	(141,000)	(137,000)
Loss on disposal of fixed assets, net	(2,000)	(1,500)
Investment income, net	200	500
Interest expense	(65,000)	(63,500)
Income before provision for income taxes	36,200	56,500
Provision for income taxes	(13,400)	(20,900)
Net income	22,800	35,600
Net loss attributable to noncontrolling interests	200	400
Net income attributable to Vail Resorts, Inc.	$23,000	$36,000

(1) Mountain Reported EBITDA includes approximately $10 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low or high end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.
(4) Real Estate Reported EBITDA includes approximately $2 million of stock-based compensation.

Return of Capital to Stockholders
The Company’s Board of Directors approved a 100% increase in the quarterly cash dividend to $0.4150 per share from $0.2075 per share beginning with the dividend payable on April 16, 2014 to stockholders of record as of April 1, 2014.
The Company did not repurchase any shares of common stock in the second quarter of fiscal 2014. Since inception of the stock repurchase program in 2006, the Company has repurchased an aggregate of 4,949,111 shares at a cost of approximately $193.2 million. As of January 31, 2014, 1,050,889 shares remained available to repurchase under the existing repurchase authorization.
Earnings Conference Call
The Company will conduct a conference call today at 4:30 p.m. Eastern Time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 941-1467 (U.S. and Canada) or (480) 629-9676 (international). A replay of the conference call will be available two hours following the conclusion of the call through March 25, 2014.  To access the replay, dial (800) 406-7325 (U.S. and Canada) or (303) 590-3030 (international), pass code 4664682.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons in Park City, Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our capital expenditures, growth strategy and future real estate development; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits from the lease of Canyons operations or future acquisitions; the outcome of pending litigation regarding the ski terrain of Park City Mountain Resort; adverse consequences on lease payment obligations for Canyons due to increases in consumer price index, or CPI; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2014	2013	2014	2013
Net revenue:
Mountain	$391,656	$361,741	$448,987	$413,653
Lodging	56,187	46,543	113,401	99,051
Real estate	4,877	14,167	13,723	26,097
Total net revenue	452,720	422,451	576,111	538,801
Segment operating expense:
Mountain	243,512	220,997	368,286	328,545
Lodging	53,259	44,803	110,164	96,609
Real estate	8,006	16,739	17,237	32,353
Total segment operating expense	304,777	282,539	495,687	457,507
Other operating expense:
Depreciation and amortization	(36,204)	(33,418)	(70,360)	(65,097)
Loss on disposal of fixed assets	(1,044)	(531)	(1,473)	(533)
Income from operations	110,695	105,963	8,591	15,664
Mountain equity investment income, net	14	99	617	533
Investment income, net	70	99	165	153
Interest expense	(16,239)	(8,534)	(32,337)	(16,909)
Income (loss) before (provision) benefit from income taxes	94,540	97,627	(22,964)	(559)
(Provision) benefit from income taxes	(35,340)	(37,098)	8,727	485
Net income (loss)	$59,200	$60,529	$(14,237)	$(74)
Net loss attributable to noncontrolling interests	63	22	124	45
Net income (loss) attributable to Vail Resorts, Inc.	$59,263	$60,551	$(14,113)	$(29)
Per share amounts:
Basic net income (loss) per share attributable to Vail Resorts, Inc.	$1.64	$1.69	$(0.39)	$—
Diluted net income (loss) per share attributable to Vail Resorts, Inc.	$1.60	$1.65	$(0.39)	$—
Cash dividends declared per share	$0.2075	$0.1875	$0.4150	$0.3750
Weighted average shares outstanding:
Basic	36,130	35,895	36,078	35,798
Diluted	37,120	36,663	36,078	35,798
Other Data (unaudited):
Mountain Reported EBITDA	$148,158	$140,843	$81,318	$85,641
Lodging Reported EBITDA	$2,928	$1,740	$3,237	$2,442
Resort Reported EBITDA	$151,086	$142,583	$84,555	$88,083
Real Estate Reported EBITDA	$(3,129)	$(2,572)	$(3,514)	$(6,256)
Total Reported EBITDA	$147,957	$140,011	$81,041	$81,827
Mountain stock-based compensation	$2,535	$2,215	$5,182	$4,935
Lodging stock-based compensation	$593	$572	$1,012	$942
Resort stock-based compensation	$3,128	$2,787	$6,194	$5,877
Real Estate stock-based compensation	$434	$372	$860	$754
Total stock-based compensation	$3,562	$3,159	$7,054	$6,631

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except effective ticket price (“ETP”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Net Mountain revenue:
Lift	$195,357	$175,658	11.2%	$195,357	$175,658	11.2%
Ski school	46,930	41,723	12.5%	46,930	41,723	12.5%
Dining	32,602	29,826	9.3%	40,066	36,199	10.7%
Retail/rental	85,717	83,748	2.4%	114,616	110,473	3.8%
Other	31,050	30,786	0.9%	52,018	49,600	4.9%
Total Mountain net revenue	$391,656	$361,741	8.3%	$448,987	$413,653	8.5%
Mountain operating expense:
Labor and labor-related benefits	$94,500	$83,684	12.9%	$133,801	$117,978	13.4%
Retail cost of sales	33,989	35,244	(3.6)%	50,856	51,435	(1.1)%
Resort related fees	19,528	17,396	12.3%	20,631	18,385	12.2%
General and administrative	37,788	34,813	8.5%	68,937	62,117	11.0%
Other	57,707	49,860	15.7%	94,061	78,630	19.6%
Total Mountain operating expense	$243,512	$220,997	10.2%	$368,286	$328,545	12.1%
Mountain equity investment income, net	14	99	(85.9)%	617	533	15.8%
Mountain Reported EBITDA	$148,158	$140,843	5.2%	$81,318	$85,641	(5.0)%

Total skier visits	3,512	3,220	9.1%	3,512	3,220	9.1%
ETP	$55.63	$54.55	2.0%	$55.63	$54.55	2.0%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Lodging net revenue:
Owned hotel rooms	$10,198	$8,906	14.5%	$24,311	$22,600	7.6%
Managed condominium rooms	18,124	14,605	24.1%	25,896	20,419	26.8%
Dining	7,902	5,492	43.9%	21,248	16,102	32.0%
Transportation	7,752	7,123	8.8%	9,624	8,814	9.2%
Golf	—	—	—%	7,597	7,647	(0.7)%
Other	9,421	7,880	19.6%	19,513	17,752	9.9%
	53,397	44,006	21.3%	108,189	93,334	15.9%
Payroll cost reimbursements	2,790	2,537	10.0%	5,212	5,717	(8.8)%
Total Lodging net revenue	$56,187	$46,543	20.7%	$113,401	$99,051	14.5%
Lodging operating expense:
Labor and labor-related benefits	$25,551	$21,472	19.0%	$51,923	$44,922	15.6%
General and administrative	8,847	7,236	22.3%	16,329	14,261	14.5%
Other	16,071	13,558	18.5%	36,700	31,709	15.7%
	50,469	42,266	19.4%	104,952	90,892	15.5%
Reimbursed payroll costs	2,790	2,537	10.0%	5,212	5,717	(8.8)%
Total Lodging operating expense	$53,259	$44,803	18.9%	$110,164	$96,609	14.0%
Lodging Reported EBITDA	$2,928	$1,740	68.3%	$3,237	$2,442	32.6%

Owned hotel statistics:
ADR	$249.22	$232.85	7.0%	$206.76	$198.83	4.0%
RevPar	$142.40	$124.06	14.8%	$125.78	$117.46	7.1%
Managed condominium statistics:
ADR	$430.84	$416.08	3.5%	$344.22	$338.20	1.8%
RevPar	$136.94	$122.84	11.5%	$86.45	$76.58	12.9%
Owned hotel and managed condominium statistics (combined):
ADR	$358.07	$344.26	4.0%	$270.23	$262.07	3.1%
RevPar	$138.42	$123.16	12.4%	$99.23	$89.49	10.9%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2014	2013
Real estate held for sale and investment	$184,101	$216,815

Total Vail Resorts, Inc. stockholders’ equity	800,067	796,014

Long-term debt	798,319	489,497
Long-term debt due within one year	965	806
Total debt	799,284	490,303
Less: cash and cash equivalents	205,276	136,579
Net debt	$594,008	$353,724

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for our Real Estate segment.
Presented below is a reconciliation of Total Reported EBITDA to net income (loss) attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and six months ended January 31, 2014 and 2013.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2014	2013	2014	2013
Mountain Reported EBITDA	$148,158	$140,843	$81,318	$85,641
Lodging Reported EBITDA	2,928	1,740	3,237	2,442
Resort Reported EBITDA*	151,086	142,583	84,555	88,083
Real Estate Reported EBITDA	(3,129)	(2,572)	(3,514)	(6,256)
Total Reported EBITDA	147,957	140,011	81,041	81,827
Depreciation and amortization	(36,204)	(33,418)	(70,360)	(65,097)
Loss on disposal of fixed assets	(1,044)	(531)	(1,473)	(533)
Investment income, net	70	99	165	153
Interest expense	(16,239)	(8,534)	(32,337)	(16,909)
Income (loss) before (provision) benefit from income taxes	94,540	97,627	(22,964)	(559)
(Provision) benefit from income taxes	(35,340)	(37,098)	8,727	485
Net income (loss)	$59,200	$60,529	$(14,237)	$(74)
Net loss attributable to noncontrolling interests	63	22	124	45
Net income (loss) attributable to Vail Resorts, Inc.	$59,263	$60,551	$(14,113)	$(29)

*	Resort represents the sum of Mountain and Lodging
Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2014.

(In thousands) (Unaudited)
Twelve Months Ended January 31,
2014
Mountain Reported EBITDA	$224,376
Lodging Reported EBITDA	12,956
Resort Reported EBITDA*	237,332
Real Estate Reported EBITDA	(6,364)
Total Reported EBITDA	230,968
Depreciation and amortization	(137,951)
Loss on disposal of fixed assets	(2,162)
Investment income, net	363
Interest expense	(54,394)
Income before provision for income taxes	36,824
Provision for income taxes	(13,377)
Net income	$23,447
Net loss attributable to noncontrolling interests	212
Net income attributable to Vail Resorts, Inc.	$23,659

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2014.

	(In thousands) (Unaudited) As of January 31, 2014
Long-term debt	$798,319
Long-term debt due within one year	965
Total debt	799,284
Less: cash and cash equivalents	205,276
Net debt	$594,008
Net debt to Total Reported EBITDA	2.6	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2014.

	(In thousands) (Unaudited) Three Months Ended January 31, 2014	(In thousands) (Unaudited) Six Months Ended January 31, 2014
Real Estate Reported EBITDA	$(3,129)	$(3,514)
Non-cash Real Estate cost of sales	3,391	10,104
Non-cash Real Estate stock-based compensation	434	860
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	1,409	2,110
Net Real Estate Cash Flow	$2,105	$9,560

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for fiscal 2014 guidance.

(In thousands) (Unaudited) Fiscal 2014 Guidance**
Resort net revenue*	$1,194,800
Resort EBITDA*	260,000
Resort EBITDA margin*	21.8%

* Resort represents the sum of Mountain and Lodging
**Represents the mid-point range of Guidance